Exhibit 10.12

EXECUTIVE LONG-TERM INCENTIVE PROGRAM

2015 EMPLOYMENT AGREEMENT

THIS AGREEMENT, is effective as of [date of the agreement], by and between Sypris Solutions, Inc., a Delaware corporation (“Company”), and [participant Name] (“Employee”).

WHEREAS, the Company desires to recognize the Employee’s leadership and contribution to the long-term success of the Company and therefore is pleased to designate the Employee as a participant in the Company’s Executive Employee Long-Term Incentive Program (“ELTIP”)for 2015 the benefits of which include a contract of employment through March 4, 2016.

NOW, THEREFORE, in reliance on the premises and terms hereof, the parties agree as follows:

1.     Termination Benefits. If, during the term of this Agreement, the Employee’s employment is terminated without Cause, then:

(a)     Salary. The Employee will continue to receive 100% of his or her current salary (subject to withholding of all applicable taxes) for a period of twelve (12) months following the date of such termination (the “Transition Period”) in the same frequency as it was being paid prior to termination; provided, however, that should the Employee become employed by another entity prior to the expiration of the Transition Period, the Employee will receive 30% of such current salary from the date of such new employment through the remaining term of the Transition Period. The Employee’s “current salary” will be the highest rate in effect during the six-month period prior to the Employee’s termination.

(b)     Equity Compensation. As of any such termination date (without Cause), all of the Employee’s outstanding restricted stock and stock options will become 100% vested and remain exercisable until the expiration dates otherwise in effect had the Employee remained employed by the Company.

2.     Definition of Cause. “Cause” means the Employee’s: (i) fraud, gross negligence, willful misconduct or failure to perform essential job duties, which causes material harm to the Business, and which remains uncured for 30 days after receipt of detailed written request for cure, (ii) conviction of any felony or any other crime of moral turpitude, (iii) inability or unwillingness to perform his or her duties for a continuous period of thirty days after receipt of the Company’s written notice thereof, and (iv) death or disability.

3.     Confidentiality and Non-Compete. The Employee agrees not to disclose or to use in any way harmful to the Company, any of the Company’s information (including the existence or terms of this Agreement) which has not been made public by the Company, including without limitation, any customer, supplier, technical, marketing or financial information. The Employee will not engage within North America directly or indirectly in competition with any of the Company’s business activities from the date of this Agreement through the Transition Period. If the scope of this provision is deemed overbroad, the parties agree that it shall be construed to apply to the greatest extent legally permissible. If the Employee breaches this Section 3, the Company’s obligation to provide any of the termination benefits described in Section 1 (whether salary continuation payments, equity benefits or otherwise) shall cease immediately and the Company shall be entitled to recover any such benefits previously received by the Employee.

4.     Non-Solicitation. In consideration of the benefits provided herein, the Employee covenants that during the Transition Period, the Employee will not, either directly or indirectly, (a) divert or attempt to divert or solicit any prospective or existing customer of the Company to any competitor by direct or indirect inducement or otherwise; or (b) directly or indirectly employ or seek to employ either as an employee, agent, independent contractor or the like any person who is employed by the Company on the Employee’s last date of employment with the Company, or was employed by the Company at any time within one year prior to the Employee’s last date of employment with the Company, nor directly or indirectly induce or solicit such person to leave his or her employment with the Company. If the Employee breaches this Section 4, the Company’s obligation to provide any of the termination benefits described in Section 1 (whether salary continuation payments, equity benefits or otherwise) shall cease immediately and the Company shall be entitled to recover any such benefits previously received by the Employee.

5.     Term.     This Agreement shall expire on March 4, 2016, unless earlier terminated by either party by written notice to the other, and this Agreement will not be renewed or extended. If the Employee is selected to participate in the ELTIP for subsequent years, the parties will execute a separate written agreement.

6.     Assignment. This Agreement shall be binding upon, and shall be for the benefit of the Company and the Employee, as well as their respective heirs, personal representatives, successors and assigns.

7.     Notices. Any notice to a party required hereunder may be hand delivered, electronically transmitted by facsimile or e-mail, or sent by registered or certified mail.

If to Employee:                    [Participant Name]

                                               [Participant Address]

If to Company:                     Attn: General Counsel

Sypris Solutions, Inc.

101 Bullitt Lane, Suite 450

Louisville, KY 40222

8.     Applicable Law; Disputes. This Agreement will be governed by the internal laws of the Commonwealth of Kentucky. Any dispute arising under this Agreement will be resolved by arbitration in Louisville, Kentucky, in accordance with the commercial arbitration rules of the American Arbitration Association. The arbitration award will be final and binding upon the parties, and judgment upon the award may be entered in any court having jurisdiction. In the event the Employee incurs legal fees and other expenses to enforce any rights or benefits in connection with this Agreement and is successful in enforcing such rights or benefits, the Employee will be entitled to any reasonable legal fees and expenses. Otherwise, each party will pay its own legal fees and expenses associated with any dispute.

9.     Amendment; Waiver. This Agreement is the entire agreement between the parties with respect to the subject matter hereof and may only be amended, modified or terminated by a written instrument signed by the parties hereto, which makes specific reference to this Agreement. No waiver of either party’s rights will be implied from any forbearance or communication except a written waiver, expressly designated as such by the waiving party.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed effective as of the date first set forth above.

SYPRIS SOLUTIONS, INC.	EMPLOYEE

By:	Signed:

Name:	Name:

Date:	Date:

 3